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                                                                    Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE



CONTACT: Joy T. Fry
         Vice President, Administration
         (650) 306-1650


                     LANDEC CORPORATION ACQUIRES APIO, INC.;


          $158 MILLION COMPANY IS ONE OF NATION'S LEADING MARKETERS OF


                   SPECIALTY PACKAGED FRESH AND WHOLE PRODUCE




         (MENLO PARK, CA), December 3, 1999--Landec Corporation (NASDAQ National Market System Symbol: LNDC), said today it has acquired Apio, Inc. and certain related entities, of Guadalupe, California, one of the nation's leading marketers and packers of produce and specialty packaged fresh-cut vegetables with annual sales of approximately $158 million.

         Upon closing, Landec paid $23.9 million in cash and stock for Apio, which will operate as a wholly owned subsidiary of Landec. Additional terms of the agreement include up to $16.75 million in future payments over five years, with $10.0 million of that amount based on Apio achieving certain performance milestones. The transaction, accounted for as a purchase, creates a combined company with approximately $200 million in revenues. Landec will begin reporting combined results for the first quarter ending January 30, 2000 and expects to be profitable in its current fiscal year ending October 31, 2000. Combined results will include an intangible amortization charge resulting from this acquisition estimated at approximately $1.3 million in fiscal year 2000.

         To fund the transaction, Landec issued 2.5 million shares of common stock to the prior owners of Apio. The company has replaced a portion of the existing bank debt with a $11.25 million term note and entered into a new $12 million line of credit agreement with the Bank of America. In a separate transaction, Landec has sold $10 million of preferred stock to a private, long-term, investor at a $6.00 per share equivalent price. Under the terms of these transactions, Landec has agreed to effect the registration of approximately 2.5 million shares of Landec common stock by March 31, 2000.

         With fiscal 1998 revenues of approximately $158 million, the privately held Apio has realized a compounded annual growth in revenues of over 11 percent over the past five years and has been profitable since inception. Nick Tompkins, a founder and the chief

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LANDEC CORPORATION ACQUIRES APIO, INC./Page 2 of 3
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executive officer of Apio, will remain in his current position and join Landec as senior vice president.

         "This highly strategic acquisition is the culmination of a very successful three year relationship with Apio and catapults us to a leadership position in the fast-growing, specialty packaged fresh-cut produce arena, an estimated multi-billion dollar market in the U.S. alone," said Gary T. Steele, president and chief executive officer of Landec. "We will now own and operate a highly integrated food business with strong grower relationships for sourcing quality produce, along with proprietary packaging technology, strength in national distribution, a strong retail and club store customer base and an excellent management team."

         For the past three years, Landec and Apio have commercially marketed products that use Landec's Intellipac-TM- breathable membranes for pre-made film bags, film roll stock, and trays used in Apio's "Eat Smart-TM-" fresh-cut produce. The "Eat Smart" product line is currently available in some 3,000 retail supermarkets and 500 club stores throughout the country and includes products such as party trays, 12-ounce pre-cuts, and mini-snack packs.

         Landec's Intellipac breathable membranes help extend produce shelf life by selectively managing the internal atmosphere of a package to optimally fit the requirements of living, respiring produce. The breathable membranes are based on the company's proprietary Intelimer-Registered Trademark- technology that can be customized to maintain an optimal oxygen and carbon dioxide environment inside a package for preserving perishable produce.

         "This is a great fit for both companies," Apio's Tompkins noted. "It facilitates the combination of Landec's proprietary technology with Apio's extensive presence in the produce market through its broad base of customers and strongly positions us as a leader in one of the nation's fastest-growing food categories.

         "Landec's packaging technology creates conditions that provide a high level of quality and freshness at the point of purchase and offers major advantages to retailers and consumers by extending shelf life, reducing product shrink and preserving the fresh taste, smell and appearance of fresh-cut produce in a highly convenient package," Tompkins added. "Consequently, we believe this marriage of companies will enable us to more quickly expand "Eat Smart" offerings to other vegetables, as well as fruits, and increase Apio's penetration of the growing export market."

         Steele noted that prior to its acquisition, Apio was Landec's largest customer in the specialty packaged fresh-cut produce business. "Because the produce arena is a highly diverse market, we believe that we will be able to maintain existing customer relationships for our unique packaging technology, as well as develop new ones."

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LANDEC CORPORATION ACQUIRES APIO, INC./PAGE 3 of 3


         "This transaction is consistent with Landec's strategy of building a vertically integrated business with manufacturing, marketing and distribution capabilities in each of our core markets," he continued. "A number of factors, including Apio's significant grower relationships in California's key agricultural areas and strong retail and club store distribution capabilities, made the company a highly desirable acquisition. In addition, this transaction will help accelerate our plan to be profitable during the current fiscal year."

         Founded in 1979, Apio harvests, packs, cools and markets vegetables and fruits on a contract basis for growers in California's Santa Maria, San Joaquin and Imperial Valleys and in Arizona and Mexico. The company currently has approximately 18,000 acres under contract, including access to approximately 20 percent of the farmable land in the Santa Maria Valley. During 1998, Apio shipped more than 21 million cartons of produce to some 700 customers including leading supermarket retailers, wholesalers, food service suppliers and club stores throughout the country. Apio operates five warehouses and seven buying offices in California and Arizona and currently has 124 employees. Steele said that he expects all employees, including members of senior management, will remain with Apio and that current operations will be maintained.

         Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, industrial and agricultural applications. The company's temperature-activated polymer products are based on its proprietary Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch.

         Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the integration of Apio, the timing and amount of expenses associated with expanding operations, the uncertainty relating to the integration of new business acquisitions, the amount and timing of developing funding and license fees from the company's collaborative partners upon which the company is substantially dependent and which the company cannot predict, the timing of regulatory approvals and new product introductions, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and international sales, and the risk factors listed in the company's Form 10-K for the fiscal year 1998 and Form 10-Q for the fiscal quarter ended July 31, 1999 (See item 2: Management's Discussion and Analysis of Financial Condition and Results of Operations). As a result of these and other factors, the company expects to continue to experience significant fluctuations in quarterly operating results, and there can be no assurance that the company will become or remain consistently profitable in the future.

         A conference call will be held at 6:00 a.m., Pacific Standard Time, today, December 3, to discuss this transaction. The dial in number is (415) 537-1957 and the reservation number is 13730779.